CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated November 11, 2015, relating to the financial statements and financial highlights of American Funds U.S. Government Money Market Fund (formerly American Funds Money Market Fund), which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm" and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

March 30, 2016